CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Southfield Energy Corporation

We hereby consent to this inclusion in this Registration Statement on Form S-1/A, of our report dated April 20, 2009 and January 15, 2010, of Southfield Energy Corporation relating to the financial statements as of December 31, 2008, and December 31, 2007, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

January 28, 2010